EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 23 day of September, 2019 (the “Effective Date”), is entered into by and between DSS Asia Limited and Document Security Systems, Inc. (collectively the “Company”) and Chan Heng Fai (the “Executive”).

1. Term of Employment. The Company agrees to employ Executive, and Executive agrees to work for the Company, upon the terms set forth in this Agreement, for the period commencing on July 15, 2019 (the “Commencement Date”) and ending on July 15, 2020 (the “Term”). This Agreement shall terminate in accordance with the provisions of Section 4, below.

2. Title; Capacity. The Company will employ Executive, and Executive agrees to work for the Company, as its Chief Executive Officer of DSS Cyber Security Pte. Ltd. to perform the duties and responsibilities inherent in such position and such other duties and responsibilities consistent with such position (including travel, as required) as DSS’s Chief Executive Officer and Company’s Board of Directors (the “Board”) shall from time to time assign to him. Executive shall report directly to the Board and shall be subject to the supervision of and shall have such authority as is delegated to him by, the Board, which authority shall be sufficient to perform his duties hereunder. Executive shall be a full time employee and shall devote his best efforts in the performance of the foregoing, provided (i) that he may accept board memberships or participate in charitable and similar organizations which are not in conflict with his primary obligations to the Company, further provided that such activities shall be approved by the Board, which approval shall not be unreasonably withheld; and (ii) that he may perform related services as described in Section 6.6 below.

3. Compensation, Benefits and Equity.

3.1 Salary. The Company shall pay Executive an annual base salary of Two-Hundred Fifty Thousand and no/100 dollars ($250,000.00) less applicable payroll withholdings, which shall be payable in accordance with the Company’s customary payroll practices (the “Base Salary”).

3.2 Performance Bonus. The Executive is eligible for a performance bonus with an aggregate potential annual bonus of up to Two-Hundred Fifty Thousand and no/100 dollars ($250,000.00) (the “Bonus”). The Bonus will be calculated based upon the sum of 3% of Gross Revenue Growth and 5% of Net Revenue Change, capped at 100% of annualized Base Salary.

1

The calculation, administration and payment of the bonus will be determined on a semi-annual basis and shall be payable semi-annually. The bonus payment shall be paid within a forty-five (45) days after the year-end, (e.g. December 31, 2019) and the Effective anniversary date of the Agreement (e.g. July 15, 2020). It is intended that the Bonus calculation shall not include any M&A changes or any IP Monetization revenue or expense impact. It is intended to be a bonus program related to growing the core businesses and improving the net operating profits of the 3 core business units.

3.3 Definitions.

(a) Gross Revenue Growth. “Gross Revenue Growth” shall mean the increase or decrease in the actual sales revenue of Premier Packaging Corporation, Plastic Printing Professionals, and DSS Digital as if the 3 entities were standalone entities, year over year, (in accordance with generally accepted accounting principles, or GAAP) for the two 6-month ending periods of 12/31/2019 and 6/30/2020. The revenue growth calculation shall not include any growth increases or decreases resulting from any new line of business, acquisition or merger of a new business, or the IP Monetization line of business.

For the sake of clarity in the bonus calculation and for example only,

If the gross revenues of the 3 lines of business totaled, as of:

Period 1: July 1, 2018 through December 31, 2018 = $30,400,000

Period 2: January 1, 2019 through June 30, 2019 = $20,000,000

Period 3: July 1, 2019 through December 31, 2019 = $32,000,000

Period 4: January 1, 2020 through June 30, 2020 = $24,000,000

Calculation:

· (Period 3 minus Period 1) x .03, or ($32,000,000 - $30,400,000) x.03 = $48,000.

· (Period 4 minus Period 2) x .03, or ($24,000,000 - $20,000,000) x.03 = $120,000.

Therefore, total bonus associated with Gross Revenue Growth = $168,000.

(b) Net Income Change. “Net Revenue Change” shall mean 5% of the change in Net Income before income taxes (plus intangible asset amortization) of Premier Packaging Corporation, Plastic Printing Professionals, and DSS Digital as if the 3 entities were standalone entities, year over year, (in accordance with generally accepted accounting principles, or GAAP) for the two 6-month ending periods of 12/31/2019 and 6/30/2020. The net income change calculation shall not include any net income change resulting from any new line of business, acquisition or merger of a new business, or the IP Monetization line of business.

2

For the sake of clarity in the bonus calculation and for example only,

If the net revenues of the 3 lines of business totaled, as of:

Period 1: July 1, 2018 through December 31, 2018 = $1,000,000

Period 2: January 1, 2019 through June 30, 2019 = $1,600,000

Period 3: July 1, 2019 through December 31, 2019 = $1,200,000

Period 4: January 1, 2020 through June 30, 2020 = $2,000,000

Calculation:

● (Period 3 minus Period 1) x .05, or ($1,200,000 - $1,000,000) x.05 = $10,000.

● (Period 4 minus Period 2) x .05, or ($2,000,000 - $1,600,000) x.05 = $20,000.

Therefore, total bonus associated with Gross Revenue Growth = $30,000.

By adding the two components of the bonus calculation will comprise the total bonus calculation.

In this example, the total bonus calculation is $198,000 [$168,000+$30,000] with maximum payable to be capped at 100% annual salary of $250,000; Therefore $198,000.

3.5 Base Salary and Performance Bonus Payment Option. Subject to the Company having available shares under its Employee, Director and Consultant Equity Incentive Plan or equivalent plan (the “Plan”), the Executive shall have the option to be paid his annual Base Salary and/or his Semi-annual Performance Bonus, if any, less any applicable payroll withholdings, in either cash or in equivalent unrestricted registered DSS common stock via the Plan.

If the Executive elects to have either the Base Salary and/or the Performance Bonus paid in DSS common stock via the Plan, the Executive must make the request in writing to Company’s CEO or CFO. The conversion rate from cash to DSS stock shall be the NYSE 10-day average closing price for the DSS stock immediately before the earned period. Further, the Executive can elect to have the payment of the DSS common stock paid to him monthly or quarterly. Such payment can be made by physical DSS stock certificate or by electronic deposit to his designated stock brokerage account.

3.6 Benefits. Executive shall be entitled to participate in all benefit programs and allowances that the Company establishes and makes available to its executive employees, including eligibility for all company benefit plans, including but not limited to, health care coverage and 40(k) plan, profit sharing, car allowance, cell phone and data usage payment or reimbursement, home and office internet and computer support equipment. The Executive understands that, except when prohibited by applicable law, the Company’s benefit plans and fringe benefits may be amended by the Company from time to time in its sole discretion.

The Executive shall be entitled to four (4) weeks of paid vacation time per year during the terms of this Agreement commencing immediately with the execution of this Agreement. All other terms of the Executive’s vacation shall be subject to the Company’s vacation policy, as it exists or is subsequently modified.

3.7 Expenses. The Company shall reimburse Executive for reasonable travel, entertainment, mileage, and other business expenses incurred by Executive in the performance of his duties hereunder in accordance with the Company’s general policies, as amended from time to time. If a business expense reimbursement is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year, and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by Executive.

3.8 Equity Grants. The Company shall issue a one-time stock grant of 74,770 shares of the Company’s common stock to Executive with a non-trading restriction of 2 years (the “Stock Grant”), from the Company’s existing Employee, Director and Consultant Equity Incentive Plan (the “Plan”), to be issued upon the earlier of September 19, 2019 or the execution of this Agreement.

3

4. Termination of Agreement. Upon the expiration of the original terms of this Agreement or any renewal term of this Employment Agreement, the Executive’s employment shall be automatically renewed for a one (1) year period unless, at least sixty (60) days prior to the scheduled termination date, either party gives the other party written notice of its intent not to continue the employment relationship. During any renewal term of employment, the terms, conditions, and provisions set forth in this Agreement shall remain in effect unless modified in accordance with section 9, except the dates of bonuses shall be modified to reflect the extension period.

5. Termination of Executive’s Employment.

a)	By the Company. The Company may terminate the Executive’s employment at any time, with or without “Cause,” upon written notice by the Company to the Executive, and the Executive’s employment will terminate on the day specified in such notice. For the purposes of this Agreement, “Cause” means: (i) the Executive’s conviction of (or Executive pleads nolo contendere to) a felony or misdemeanor involving dishonesty, fraud, breach of trust, moral turpitude, or a crime leading to incarceration of more than sixty (60) days; (ii) the Executive’s material breach of this Agreement; (iii) Executive’s continued failure in any material respects with the performance of his/her employment duties for more than 10 business days (other than due to illness, disability, and vacation) after having received written notice specifying the nature of the failure; (iv) commission by the Executive of any act of fraud, dishonesty, or embezzlement against the Company, any of its subsidiaries, or any of its customers; (v) the Executive reporting to work while impaired under the influence of alcohol or drugs, or the Executive’s use or distribution of illegal narcotics; (vi) the Executive’s commission of any illegal act of violence against an employee, customer, or vendor of the Company; (vii) willful disregard of any reasonable instruction of the Board relating to a material matter of the Company; and (viii) Executive’s violation of any material law, statue, or regulation relating to the Company’s business.

b)	By the Executive. The Executive may terminate his/her employment with the Company at any time with or without “Good Reason” upon written notice by the Executive to the Company, and the Executive’s employment will terminate on the date specified in the notice. “Good Reason” means: (i) a material reduction in the Executive’s compensation or benefits; (ii) a material breach by the Company of this Agreement; or (iii) a material reduction or material change in the Executive’s original duties, responsibilities or authority.

c)	Death. Executive’s employment with the Company shall be terminated immediately upon death of the Executive.

d)	Disability of Executive. This Agreement may be terminated immediately upon the disability of the Executive. For purposes of this Agreement, “Disability” shall mean if Executive has a mental or physical condition that prevents Executive from carrying out the essential duties of his/her employment position for a period greater than 3 months, notwithstanding Company’s reasonable accommodations (to the extent required by law.)

e)	Mutual Agreement of Parties. Upon the mutual agreement of the parties, this Agreement will terminate.

4

f)	Effects of Termination. In the event that Executive’s employment is terminated by the Company without “Cause” or by similar premise, or by the Executive for “Good Reason”, then the Executive shall be entitled to payment for: (i) unpaid base salary, prorated to the date of termination or resignation; (ii) accrued and unused vacation pay, (iii) any benefits accruing to Executive under the terms and conditions of any then-existing employee benefit plan; (iv) four (4) months of prorated annual base salary; (v) four (4) months of paid health insurance benefits, (vi) reimbursement of expenses incurred prior to termination in accordance with Section 3.6.; and (vii) benefits as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or any other applicable federal or state statute.

g)	Termination “For Cause” or due to the Executive’s resignation “Without Good Reason”. In the event of the Executive’s employment is terminated: (i) by the Company for “Cause”, or (ii) if the Executive resigns without “Good Reason”, then the Executive shall be entitled to payment for: (i) unpaid base salary, prorated to the date of termination or resignation; (ii) accrued and unused vacation pay, (iii) any benefits accruing to Executive under the terms and conditions of any then-existing employee benefit plan; (iv) reimbursement of expenses incurred prior to termination in accordance with Section 3.6.; and (vii) benefits as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or any other applicable federal or state statute.

h)	Termination “Without Cause” or due to the Executive’s Death, Disability, or resignation for Good Reason”. In the event that Company terminates Executive’s employment prior to expiration of the Term without “Cause”, or due to the Executive’s Death, Disability, or resignation for “Good Reason”, then Executive shall be entitled to any earned and unvested portion of his equity grant pursuant to Section 3.5 and 3.6, and to any remaining compensation he would have been entitled to receive had he remained until expiration of the Term of this Agreement.

5

6. Nondisclosure and Proprietary Information.

6.1 Proprietary Information.

(a)	Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs, and customer and supplier data, or other materials or information relating to the Company’s business and activities and the manner in which the Company does business. Executive will not disclose any Proprietary Information to others outside the Company except in the performance of his duties or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by Executive, or unless otherwise required by law.

(b)	Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company.
(c)	Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company’s business.

(d)	Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or enforcement entity, or from making other disclosures that are protected under applicable whistleblower provisions of federal law and regulation.

6

6.2 Noncompetition and Non-solicitation

a)	During Executive’s employment and for a period of twelve months (12) months after the termination of Executive’s employment with the Company, Executive will not directly or indirectly, absent the Company’s prior written approval, render services of a business, professional or commercial nature to any other person or entity that competes with the Company in the same geographical area where the Company does business at the time this covenant is in effect (or where the Company has made, as of the effective date of termination, active plans to do business), whether such services are for compensation or otherwise, whether alone or in conjunction with others, as an employee, as a partner, or as a shareholder (other than as the holder of not more than 1% of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity. The restrictions set forth in this Section 6.2 shall be applicable only as to the following lines of business: printing, packaging, plastic printing, anti-counterfeiting and blockchain technology, and brand protection.

(b)	During Executive’s employment and for a period of twelve (12) months after the termination of Executive’s employment with the Company, Executive will not, directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.

(c)	During Executive’s employment and for a period of twelve (12) months after the termination of Executive’s employment with the Company, Executive will not, directly or indirectly, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the Serviced Clients of the Company or the Marketed Prospective Clients of the Company, as defined in Section 6.2(d).

(d)	As used above, a “Serviced Client” shall be considered any client, customers or accounts of the Company with whom Executive had business dealings or contacts on behalf of the Company in the course of Employee’s employment with the Company or about which Executive had access to Proprietary Information. As used above, the “Marketed Prospective Clients” shall be considered any prospective clients, customers or accounts of the Company with whom Executive had business dealings or contacts on behalf of the Company in the course of Executive’s employment with the Company or about which Executive had access to Proprietary Information.

6.3 Invalidity. If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7

6.4 Reasonableness of Restrictions. The restrictions contained in this Section 6 are necessary for the protection of the business, trade secrets, proprietary and confidential information, and goodwill of the Company, especially in light of the unique services rendered on behalf of the Company by Executive in his position as Chief Executive Officer. These restrictions are entered in to in conjunction with the Company’s offer to Executive of continued employment and eligibility for the Performance Bonuses described herein. Executive has had the opportunity to consult with counsel regarding these restrictions, which are considered by Executive to be reasonable for such purpose and substantial new consideration. Executive agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

6.5 Other Agreements. Executive represents that his performance of all the terms of this Agreement as an employee of the Company does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party. Executive represents that all information Executive provided to the Company regarding Executive’s education, work background, experience and lack of post-employment restrictions are all true and accurate and the Company is entitled to rely on such representations.

6.6 Other Business Exception. The Company acknowledges that the Executive is also involved in the management of personal and family investments, banking and finance, and has multiple investments around the world, and is a board member and even Chairman of many publicly traded companies and non-publicly traded companies. It is expressly understood by the Company that that the Executive is allowed to continue to be involved in these activities. Accordingly, the restrictions set forth in Section 6.2 above shall not apply with respect to any services Executive provides regarding any business identified in this section.

7. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) the date of receipt, if sent by personal delivery (including delivery by reputable overnight courier), or (b) the date of receipt or refusal, if deposited in the United States Post Office, by registered or certified mail, postage prepaid and return receipt requested, or (c) the date of receipt if sent by e-mail PDF or facsimile transmission to the e-mail address or facsimile number of record of Executive or the Company, or at such other place as may from time to time be designated by either party in writing.

8

8. Entire Agreement. This Agreement, and those documents referenced herein, constitute the entire agreement between the parties and supersede all prior agreements and understandings, including prior employment agreements, whether written or oral relating to the subject matter of this Agreement. Signatures affixed to this Agreement may be delivered in e-mail PDF form and any such signatures shall be deemed original signatures for purposes of the validity and enforceability of this Agreement.

9. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

10. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, applied without giving effect to any conflicts-of-law principles. Any action or proceeding relating to this Agreement or Executive’s employment shall be venued exclusively in the state or federal courts located in Western New York.

11. Assumption by Successors. Any successor of the Company shall succeed to all of the Company’s duties, obligations, rights and benefits hereunder. The obligations of Executive are personal and shall not be assigned by him.

12. No Waiver. No delay or omission by a party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

14. Survival. Upon the termination of the Term and any termination of this Agreement, the obligations of the parties under Sections 5 and 6 shall survive and continue in effect in accordance with their terms.

9

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement effective on the date and year first above written.

DOCUMENT SECURITY SYSTEMS, INC.

By:	Frank D. Heuszel
Title:	Chief Executive Officer
Date:	September 5, 2019

10